Exhibit 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE
Contact:  Yvonne “Rie” Atkinson
    410-768-8857 (office)
    ratkinson@bogb.net

GLEN BURNIE BANCORP RELEASES 1Q 2014 EARNINGS

GLEN BURNIE, MD (May 8, 2014) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the first quarter.

The company realized net income of $437,000 or $0.17 basic earnings per share in the quarter ended March 31, 2014 as compared to net income of $529,000 or $0.19 basic earnings per share for the same period in 2013.

Net interest income after provision for credit losses in the first quarter was $3,049,000 as compared to $2,913,000 in 2013.  Total assets were $391,385,000 as of March 31, 2014 compared to $377,194,000 at December 31, 2013.   Deposits were $336,923,000 as of March 31, 2014 compared to $323,803,000 at December 31, 2013.  Loans, net of allowance, were $278,548,000 as of March 31, 2014 compared to $270,684,000 at December 31, 2013.

“The Bank has continued to experience loan demand which resulted in asset growth and we have also seen for the quarter a very positive trend in deposit growth,”  said Michael G. Livingston, President and Chief Executive Officer.  “The Bank continues to be profitable in this environment of low interest rates, which allowed us to pay our 87th consecutive dividend.”

On April 7, 2014 Glen Burnie Bancorp paid a regular dividend of ten cents ($0.10) per share of common stock to shareholders of record at the close of business on March 28, 2014 marking the company’s 87th consecutive dividend.

Glen Burnie Bancorp will host its Annual Meeting of Stockholders today at the Bank’s Glen Burnie Branch in Glen Burnie, Maryland.  Registration opens at 1:30 p.m. and the meeting will begin at 2:00 p.m.

Glen Burnie Bancorp is the parent company of The Bank of Glen Burnie®.  Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County.  (thebankofglenburnie.com)

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.  For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(unaudited)	(audited)
	March	December
	31, 2014	31, 2013
Assets

Cash and due from banks	$8,237	$9,214
Interest bearing deposits	6,948	1,636
Federal funds sold	4,194	103
Investment securities	73,464	74,314
Loans, net of allowance	278,548	270,684
Premises and equipment at cost, net of accumulated depreciation	3,723	3,697
Other real estate owned	863	1,171
Other assets	15,408	16,375
Total assets	$391,385	$377,194

Liabilities and Stockholders’ Equity

Liabilities:
Deposits	$336,923	$323,803
Long-term borrowings	20,000	20,000
Other liabilities	1,466	1,807
Total liabilities	358,389	345,610

Stockholders’ equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding March 31, 2014 2,750,876; December 31, 2013 2,747,370 shares	2,751	2,747
Surplus	9,750	9,714
Retained earnings	20,498	20,301
Accumulated other comprehensive loss, net of tax benefits	(3)	(1,178)
Total stockholders’ equity	32,996	31,584

Total liabilities and stockholders’ equity	$391,385	$377,194

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(unaudited)
	2014	2013

Interest income on
Loans, including fees	$3,106	$3,003
U.S. Government agency securities	216	187
State and municipal securities	330	418
Other	23	22
Total interest income	3,675	3,630

Interest expense on
Deposits	430	559
Long-term borrowings	158	158
Total interest expense	588	717

Net interest income	3,087	2,913

Provision for credit losses	38	-

Net interest income after provision for credit losses	3,049	2,913

Other income
Service charges on deposit accounts	124	138
Other fees and commissions	171	175
Other non-interest income	4	6
Income on life insurance	55	58
Gains on investment securities	79	2
Total other income	433	379

Other expenses
Salaries and employee benefits	1,677	1,655
Occupancy	222	202
Other expenses	1,016	828
Total other expenses	2,915	2,685

Income before income taxes	567	607

Income tax expense	94	78

Net income	$473	$529

Net income per share of common stock	$0.17	$0.19

Weighted-average shares of common stock outstanding	2,750,603	2,736,978